Exhibit 99.1

Contact:	Stephen Kuchen, CFO
(732) 739-2900, x603
skuchen@pacifichealthlabs.com

PacificHealth Laboratories Reports Significantly Increased Net Income for
Second Quarter 2010

MATAWAN, NJ, July 28, 2010 – PacificHealth Laboratories, Inc. (OTCBB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and six months ended June 30, 2010.

Second Quarter 2010 vs. Second Quarter 2009 Financial Results
Revenues were $2,554,306 compared to $2,725,055 for the same period in 2009. Net income for the second quarter of 2010 increased to $136,725, or $0.01 per diluted share, from net income of $12,922, or $0.00 per diluted share, for the same period in 2009. In the second quarter of 2009, as a result of a change in estimate relating to revenue recognition in connection with sales to a major customer, the Company recognized additional revenues of approximately $279,000. Had the Company not recorded these additional revenues, revenues would have increased $108,251 (or approximately 4%, non-GAAP measure) for the second quarter of 2010 as compared to the same period in 2009. Sales and marketing expenses decreased $105,642, or 23%, in the second quarter of 2010 as compared to the same period in 2009. General and administrative (“G & A”) expenses decreased $84,576, or 10% in the second quarter of 2010 as compared to the same period in 2009. Included in G & A in the second quarter of 2010 and 2009 is approximately $104,000 and $74,000, respectively, paid to former CEO’s in the form of non-compete clauses pursuant to Separation Agreements. Had the Company not incurred these Separation expenses, net income for the second quarter of 2010 would have been approximately $241,000, or $0.02 per share (non-GAAP measure) compared to net income for the second quarter of 2009 of approximately $87,000, or $0.01 per share (non-GAAP measure).

At June 30, 2010, the Company had cash, cash equivalents, and other short-term investments of $757,000 as compared to $426,000 at March 31, 2010 and $456,000 at December 31, 2009.

“Our focus on the core endurance nutrition business is beginning to show positive financial results. We were able to increase shipments in dollars in the quarter by 4%, reflecting increased consumption while continuing to keep our expenses down year over year, resulting in net income growth of over 10 times from a year ago.” said Fred Duffner, President of PacificHealth Laboratories. “We also launched our new single serve sachets beginning in June into the sports specialty channel which we expect to continue to drive trial as well as allow our loyal consumers an easy take along sachet for their endurance activity.”

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First Half 2010 Financial Results vs. First Half 2009 Financial Results
Revenue was $4,204,571 compared to $4,420,673 for the same period in 2009. Net loss for the first half of 2010 was $132,505, or $0.01 per diluted share, compared to a net loss of $392,543, or $0.03 per diluted share, for the same period in 2009. In the first six months of 2009, as a result of a change in estimate relating to revenue recognition in connection with sales to a major customer, the Company recognized additional revenues of approximately $279,000. Had the Company not recognized these additional revenues, revenues would have increased $62,898 (or approximately 2%, non-GAAP measure) for the first six months of 2010 as compared to the same period in 2009. Sales and marketing expenses decreased $186,665, or 24%, in the first six months of 2010 as compared to the same period in 2009. General and administrative expenses decreased $142,908, or 9%, in the first six months of 2010 compared to the same period in 2009. Included in G & A in the first six months of 2010 and 2009 is approximately $173,000 and $147,000, respectively, paid to former CEO’s in the form of non-compete clauses pursuant to Separation Agreements. Had the Company not incurred these Separation expenses, the Company would have recorded a net income for the first six months of 2010 of approximately $40,000, or $0.00 per share (non-GAAP measure) compared to a net loss for the six months of 2009 of approximately $246,000, or $0.02 per share (non-GAAP measure).

Mr. Duffner concluded, “We have made great strides increasing shipments, reducing expenses, and building our cash position in the first half of 2010. The emphasis on building our core business has helped eliminate incremental costs associated with our weight management brand FORZE GPS™ from a year ago. The Company has also reduced inventory levels and G&A costs, allowing us to build our cash position and to show positive financial results from a year ago.”

About the Company:
PacificHealth Laboratories, Inc. is an innovative and leading sports nutrition company that focuses on marketing, developing, and selling premium nutrition products to active consumers seeking to improve their health and performance. Our brands and nutrition tools consist of three discreet platforms: rehydration/energy, recovery, and optimal racing weight and include ForzeGPS, the first scientifically proven appetite management tool created specifically for athletes. To learn more, visit www.pacifichealthlabs.com.

This press release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:
PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenue:
Net product sales	$2,554,306	$2,725,055	$4,204,571	$4,420,673

Cost of goods sold	1,336,291	1,439,471	2,245,670	2,393,468

Gross profit	1,218,015	1,285,584	1,958,901	2,027,205

Operating expenses:
Sales and marketing	349,262	454,904	584,347	771,012
General and administrative	734,443	819,019	1,508,593	1,651,501
	1,083,705	1,273,923	2,092,940	2,422,513

Income (loss) before other income (expense) and provision for
income taxes	134,310	11,661	(134,039)	(395,308)

Other income (expense):
Other income	4,000	4,000	4,000	4,000
Interest income	277	811	505	3,102
Interest expense	(1,862)	(1,470)	(2,971)	(2,257)
	2,415	3,341	1,534	4,845

Income (loss) before provision for income taxes	136,725	15,002	(132,505)	(390,463)

Provision for income taxes	-	2,080	-	2,080

Net income (loss)	$136,725	$12,922	$(132,505)	$(392,543)

Net income (loss) per common share - basic and diluted	$0.01	$0.00	$(0.01)	$(0.03)

Weighted average shares outstanding - basic	16,039,606	14,680,710	15,862,791	14,570,712

Weighted average shares outstanding - diluted	16,039,606	14,858,810	15,862,791	14,570,712

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	June 30,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$606,808	$281,159
Other short-term investments	150,000	175,000
Accounts receivable, net	839,875	763,288
Inventories, net	615,525	806,212
Prepaid expenses	145,804	92,702
Tax loss receivable	-	303,931
Total current assets	2,358,012	2,422,292

Property and equipment, net	63,687	110,904

Deposits	10,895	10,895

Total assets	$2,432,594	$2,544,091

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$75,000	$-
Notes payable	62,672	12,182
Accounts payable and accrued expenses	1,087,833	1,042,051
Deferred revenue	67,081	306,239
Total current liabilities	1,292,586	1,360,472

Commitments

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
16,365,257 and 15,624,017 shares, respectively	40,913	39,060
Additional paid-in capital	20,118,640	20,031,599
Accumulated deficit	(19,019,545)	(18,887,040)
	1,140,008	1,183,619

Total liabilities and stockholders' equity	$2,432,594	$2,544,091

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